Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES SECOND QUARTER 2026 OPERATING RESULTS

South Bend, IN. August 6, 2026 (GLOBENEWSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended June 30, 2026.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	On June 18, 2026 the Company closed on its Corporate Credit Facility (“CCF”) with availability up to $300 million. The CCF is comprised of a $100 million term loan and $200 million revolving line of credit, both having initial 3-year terms and two 1-year extension options. Proceeds from the CCF were used to refinance existing secured bank debt and the remainder will be available to support acquisition growth. The rate on the CCF is SOFR +2.75%.

●	On April 21, 2026, the Company entered into a contract for the acquisition of a hospital campus comprising a licensed 60 bed hospital, licensed 99 bed skilled nursing facility and ancillary medical office buildings near Kansas City, Missouri. The purchase price will be $10.4 million and the Company expects to fund the acquisition from the balance sheet. The hospital campus will be added to an existing master lease of a tenant in Missouri with initial annual base rents of $1.04 million and subject to 3% annual rent increases. The Company expects to close on this acquisition during Q3 2026.

●	For the quarters ended June 30, 2026, and June 30, 2025:

●	FFO was $20.1 million and $20.0 million, respectively.

●	FFO per share of $0.36 and $0.36, respectively

●	AFFO was $18.1 million and $18.9 million, respectively.

●	AFFO per share of $0.32 and $0.34, respectively.

●	Net income was $8.9 million and $8.7 million, respectively.

●	Rental income received was $40.0 million and $37.9 million, respectively.

●	For the six months ended June 30, 2026, and June 30, 2025:

●	FFO was $41.0 million and $38.2 million, respectively.

●	FFO per share of $0.74 and $0.69, respectively

●	AFFO was $36.9 million and $35.2 million, respectively.

●	AFFO per share of $0.66 and $0.64, respectively.

●	Net income was $18.4 million and $15.7 million, respectively.

●	Rental income received was $80.0 million and $75.2 million, respectively.

Moishe Gubin, the Company’s Chairman & CEO, noted: “I am pleased that we were able to close the Corporate Credit Facility this quarter. Obtaining a credit facility is something the Company has been talking about for some time now and having access to the CCF without the need for facility level debt puts the Company more in line with our peers. Further, having access to this CCF will be useful as we head towards year-end and have deals to close.”

Mr. Gubin continued to say “As our financials reflect, the Company continues to do well. We have continued to collect all our rents and our tenants have been bringing us deals to add to their master leases. I am delighted to see that our stock price has been gaining traction and we are slowing closing the gap on our trading multiples with our peers.”

Q2 2026 Quarterly Results of Operations:

Three Months Ended June 30, 2026 Compared to Three Months Ended June 30, 2025:

Rental revenues: The increase in rental revenues of $2.2 million or 6% is due to higher income from the purchase of additional properties and lease renewals.

Depreciation and amortization: The decrease in depreciation and amortization of $0.1 million or (9)% is primarily due lower depreciation from fully depreciated assets and the sale of 2 properties, offset by the purchases of additional properties since the second quarter 2025.

General and administrative expenses: The increase in general and administrative expenses of $1.3 million or 62% reflects higher closing costs related to the new line of credit and term loan, as well as higher compensation expense.

Interest expense, net: The increase in interest expense of $0.5 million or 4% is primarily due to additional interest expense from the Bond Series B issuance that closed in June of 2025, as well as Bond Series C issuance in May of 2026. This increase was offset by lower interest expense resulting from a paydown of a commercial loan.

Net income: The increase in net income from $8.6 million during the second quarter of 2025, to $8.9 million income during the second quarter of 2026 is primarily a result of higher rental income since the second quarter of 2025 offset by higher general and administrative expenses and an increase in interest expense.

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025:

Rental revenues: The increase in rental revenue of $4.8 million or 6% is due to the acquisition of properties made since second quarter of 2025.

Depreciation and amortization: The increase in depreciation and amortization of $0.03 million or 0.13% is primarily due to properties purchased in 2025, offset by full amortized assets.

General and administrative: The increase in general and administrative of $1.7 million or 42% is primarily a result of higher costs associated with the new line of credit and term loan, higher professional fees, and higher compensation expenses.

Net income: The increase in net income to $18.4 million in 2026 is primarily a result of higher rental income and lower amortization expense since second quarter 2025 offset by higher general and administrative expenses.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Form 8-K with the SEC on April 14, 2026, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 142 healthcare facilities with an aggregate of 15,500 beds, located throughout the states of Arkansas, Illinois, Indiana, Kansas, Kentucky, Missouri, Ohio, Oklahoma, Tennessee and Texas. The 142 healthcare facilities comprise 130 skilled nursing facilities, ten assisted living facilities, and two long-term acute care hospitals.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the six and three months ended June 30, 2025 and 2024, to net income the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Six Months Ended June 30,		Three Months Ended June 30,
	2026	2025	2026	2025
(dollars in $1,000s)
Net income	$18,412	$15,653	$8,938	$8,662
Depreciation and amortization	22,623	22,594	11,170	11,324
Funds from Operations	41,035	38,247	20,108	19,986
FFO per weighted average common share and OP Units	0.74	0.69	0.36	0.36
Adjustments to FFO:
Straight-line rent	(4,090)	(3,022)	(2,001)	(1,087)
Funds from Operations, as Adjusted	$36,945	$35,225	$18,107	$18,899
AFFO per weighted average common share and OP Units	0.66	0.64	0.32	0.34